Exhibit 99.1

Contact:	Peter J. Cunningham
First Vice President, Investor Relations
516-327-7877
ir@astoriafederal.com

FOR IMMEDIATE RELEASE

ASTORIA FINANCIAL CORPORATION HOLDS ANNUAL SHAREHOLDERS MEETING

Four Directors Re-Elected and the Appointment of Independent
Registered Public Accounting Firm Ratified

Lake Success, New York, May 21, 2008 -- Astoria Financial Corporation (NYSE: AF) (the “Company”) announced that at its annual meeting held today its shareholders voted overwhelmingly to re-elect directors George L. Engelke, Jr., Peter C. Haeffner, Jr., and Ralph F. Palleschi each for a three year term, and director Leo J. Waters for a two year term. It further announced that shareholders ratified the appointment of KPMG LLP as its independent registered public accounting firm for the 2008 fiscal year.

Astoria Financial Corporation, with assets of $21.5 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $13.0 billion, is the largest thrift depository headquartered in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering twenty-two states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering twenty-nine states and the District of Columbia.

# # #